Agreement and Plan of Merger

       AGREEMENT AND PLAN OF MERGER between ABBACY CORPORATION, a
Delaware corporation ("Abbacy"), and CBCOM, INC., a Delaware corporation ("CBCom"), Abbacy and CBCom being sometimes referred to herein as the "Constituent Corporations."

       WHEREAS, the board of directors of each Constituent
Corporation deems it advisable that the Constituent Corporations merge into a single corporation in a transaction intended to qualify as a reorganization within the meaning of Section368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Merger");

       NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

       1. SURVIVING CORPORATION. Abbacy shall be merged with and into CBCom which shall be the surviving reporting corporation
(hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware.

       2. MERGER DATE. The Merger shall become effective (the "Merger Date") upon the completion of:

        2.1 Adoption of this Agreement by Abbacy pursuant to the General Corporation Law of Delaware and by CBCom pursuant to the General Corporation Law of Delaware.

        2.2 Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

       3. TIME OF FILINGS. The Certificate of Merger shall be filed with the Secretary of State of Delaware upon the approval, as required, of this Agreement by the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

       4. GOVERNING LAW. The Surviving Corporation shall be governed by the laws of the State of Delaware.

       5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of CBCom shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

       6. BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of CBCom as in effect on the date of this Agreement.

       7.      NAME OF SURVIVING CORPORATION.  The Surviving
Corporation will continue to use its name "CBCom, Inc." or such name as it may choose and shall be available.

       8. CONVERSION. The mode of carrying the merger into effect and the manner and basis of converting the shares of Abbacy into shares of the Surviving Corporation are as follows:

        8.1 The aggregate number of shares of Abbacy common stock issued and outstanding on the Merger Date shall, by virtue of the merger and without any action on the part of the holders thereof, be converted into an aggregate of 250,000 shares of CBCom common stock adjusted by any increase for fractional shares and reduced by any Dissenting Shares (defined below).

        8.2 Upon completion of the Merger, there shall be 15,885,500 shares of CBCom common stock issued and outstanding, subject to such adjustments, held as follows: 15,635,500 shares of common stock held by the shareholders of CBCom and 250,000 common shares held by the existing shareholders of Abbacy.

        8.3 The CBCom common stock shall be issued to the holders of such Abbacy common stock in exchange for their shares on a pro rata basis in accordance with each holder's relative ownership of the Abbacy common stock that is being exchanged.

        8.4 The shares of CBCom common stock to be issued in exchange for Abbacy common stock hereunder shall be proportionately reduced by any shares owned by Abbacy shareholders who shall have timely objected to the Merger (the "Dissenting Shares") in accordance with the provisions of General Corporation Law of Delaware which objections will be dealt with as provided in those sections.

        8.5 Each share of Abbacy common stock that is issued and outstanding and owned by Abbacy on the Merger Date shall, by virtue of the Merger and without any action on the part of Abbacy, be retired and canceled.

        8.6 Each certificate evidencing ownership of shares of CBCom common stock issued and outstanding on the Merger Date or held by CBCom in its treasury shall continue to evidence ownership of the same number of shares of CBCom common stock.

       9. EXCHANGE OF CERTIFICATES. As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of Abbacy common stock (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation to the party designated by the Surviving Corporation to handle such exchange (the "Exchange Agent"), and shall receive in exchange a certificate or certificates representing the number of full shares of CBCom common stock into which the shares of Abbacy common stock represented by the certificate or certificates so surrendered shall have been converted.

       10. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Merger Date represented Abbacy common stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of CBCom common stock into which it was converted. No dividend or other distribution payable to holders of CBCom common stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of Abbacy common stock; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of CBCom common stock represented thereby.

       11. BOARD OF DIRECTORS AND OFFICERS. The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of CBCom on the Merger Date or such others as CBCom may designate. The officers of the Surviving Corporation shall be the officers of CBCom on the Merger Date or such others as CBCom may designate.

       12. EFFECT OF THE MERGER. On the Merger Date, the separate existence of Abbacy shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

       13. REPRESENTATIONS AND WARRANTIES OF ABBACY. Abbacy represents and warrants that:

        13.1 CORPORATE ORGANIZATION AND GOOD STANDING. Abbacy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

        13.2 REPORTING COMPANY. Abbacy has filed with the Securities and Exchange Commission a registration statement on Form F-10 which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section12 thereunder.

        13.3 REPORTING COMPANY STATUS. Abbacy has timely filed and is current on all reports required to be filed by it pursuant to the Securities Exchange Act of 1934.

        13.4 CAPITALIZATION. Abbacy's authorized capital stock consists of 120,000,000 shares of common stock, $.0001 par value, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are designated or issued.

        13.5 ISSUANCE OF STOCK. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

        13.6 STOCK RIGHTS. There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Abbacy common or preferred stock issued or committed to be issued.

        13.7 CORPORATE AUTHORITY. Abbacy has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

        13.8 AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by Abbacy's board of directors.

        13.9   SUBSIDIARIES.  Abbacy has no subsidiaries.

        13.10  FINANCIAL STATEMENTS.   Abbacy's audited financial
statements of June 7, 1999, copies of which will have been delivered by Abbacy to CBCom prior to the Merger Date (the "Abbacy Financial Statements"), fairly present the financial condition of Abbacy as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

        13.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Abbacy Financial Statements, Abbacy did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

        13.12 NO MATERIAL CHANGES. There has been no material adverse change in the business, properties, or financial condition of Abbacy since the date of the Abbacy Financial Statements.

        13.13 LITIGATION. There is not, to the knowledge of Abbacy, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Abbacy or against any of its officers.

        13.14 CONTRACTS. Abbacy is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

        13.15 TITLE. Abbacy has good and marketable title to all the real property and good and valid title to all other property included in the Abbacy Financial Statements. Except as set out in the balance sheet thereof, the properties of Abbacy are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Abbacy.

        13.16 TAX RETURNS. All federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts, have been properly prepared and filed by Abbacy. The provisions for federal and state taxes reflected in the Abbacy Financial Statements are adequate to cover any such taxes that may be assessed against Abbacy in respect of its business and its operations during the periods covered by the Abbacy Financial Statements and all prior periods.

        13.17 NO VIOLATION. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Abbacy is subject or by which Abbacy is bound.

       14. REPRESENTATIONS AND WARRANTIES OF CBCOM. CBCom represents and warrants that:

        14.1 CORPORATE validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

        14.2 CAPITALIZATION. CBCom's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, of which 15,635,500 shares are issued and outstanding, and no shares of preferred stock.

        14.3 ISSUED STOCK. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

        14.4 CORPORATE AUTHORITY. CBCom has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

        14.5 AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by CBCom's board of directors.

        14.6   SUBSIDIARIES.  CBCom has no subsidiaries.

        14.7 FINANCIAL STATEMENTS. CBCom's unaudited financial statements of December 31, 1998, copies of which will have been delivered by CBCom to Abbacy by the Merger Date (the "CBCom Financial Statements"), are correct and fairly present the financial condition of CBCom as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

        14.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the CBCom Financial Statements, CBCom did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

        14.9   NO MATERIAL CHANGES.   Except as reflected by
attached exhibit, there has been no material adverse change in the business, properties, or financial condition of CBCom since the date of the CBCom Financial Statements.

        14.10 LITIGATION. Except as heretofore disclosed to Abbacy, there is not, to the knowledge of CBCom, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against CBCom or against any of its officers.

        14.11 CONTRACTS. CBCom is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

        14.12 TITLE. CBCom has good and marketable title to all the real property and good and valid title to all other property included in the CBCom Financial Statements. Except as set out in the balance sheet thereof, the properties of CBCom are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of CBCom.

        14.13 NO VIOLATION. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of CBCom is subject or by which CBCom is bound.

       15. CONDUCT OF ABBACY PENDING THE MERGER DATE. Abbacy covenants that between the date of this Agreement and the Merger Date:

        15.1 No change will be made in Abbacy's certificate of incorporation or bylaws.

        15.2 Abbacy will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

        15.3 Abbacy will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       16. CONDUCT OF CBCOM PENDING THE MERGER DATE. CBCom covenants that between the date of this Agreement and the Merger Date:

        16.1 No change will be made in CBCom's certificate of incorporation or bylaws.

        16.2 CBCom will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

        16.3 CBCom will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       17.     CONDITIONS PRECEDENT TO OBLIGATION OF ABBACY.
Abbacy's obligation to consummate the Merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Abbacy:

        17.1 CBCOM'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBCom set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

        17.2 CBCOM'S COVENANTS. CBCom shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

        17.3 APPROVAL. This Agreement shall have been approved in such manner as is required by law including all appropriate action by directors and, if required, by shareholders.

        17.4 SUPPORTING DOCUMENTS OF CBCOM. CBCom shall have delivered to Abbacy supporting documents in form and substance satisfactory to Abbacy to the effect that:

               (i) CBCom is a corporation duly organized, validly existing, and in good standing.

               (ii) CBCom's authorized and issued capital stock is as set forth herein.

               (iii)  The execution and consummation of this
               Agreement have been duly authorized in such manner as is required by law including all appropriate action by directors and, if required, by shareholders.

       18. CONDITIONS PRECEDENT TO OBLIGATION OF CBCOM. CBCom's obligation to consummate the Merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by CBCom:

        18.1 ABBACY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Abbacy set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

        18.2 ABBACY'S COVENANTS. Abbacy shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

        18.3 APPOVAL. This Agreement shall have been approved in such manner as is required by law including all appropriate action by directors and, if required, by shareholders.

        18.4 SUPPORTING DOCUMENTS OF ABBACY. Abbacy shall have delivered to CBCom supporting documents in form and substance satisfactory to CBCom to the effect that:

               (i) Abbacy is a corporation duly organized, validly existing, and in good standing.

               (ii) Abbacy's authorized and issued capital stock is as set forth herein.

               (iii)  The execution and consummation of this
               Agreement have been duly authorized in such manner as is required by law including all appropriate action by directors and, if required, by shareholders.

       19. ACCESS. From the date hereof to the Merger Date, CBCom and Abbacy shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

       20.     CLOSING.   The transfers and deliveries to be made
pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

        20.1 Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

        20.2 At the Closing, Abbacy shall deliver to the Exchange Agent in satisfactory form, if not already delivered to CBCom:

        (i) A list of the holders of the shares of Abbacy common stock being exchanged with an itemization of the number of shares held by each, the address of each holder, and the aggregate number of shares of CBCom common stock to be issued to each holder;

        (ii) Evidence of the execution and adoption of this Agreement in such manner as is required by law including all appropriate action by directors and, if required, by shareholders;

        (iii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Abbacy;

        (iv) Certified copies of the resolutions of the board of directors of Abbacy authorizing the execution of this Agreement and the consummation of the Merger;

        (v)  The Abbacy Financial Statements;

        (vi) Secretary's certificate of incumbency of the officers and directors of Abbacy; and

        (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

        20.3 At the Closing, CBCom shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Abbacy:

        (i) A list of the shareholders of record of CBCom, including, wherever available, addresses and telephone numbers;

        (ii) Evidence of the execution and adoption of this Agreement in such manner a is required by law including all appropriate action by directors and, if required, by shareholders;

        (iii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of CBCom;

        (iv) Certified copies of the resolutions of the board of directors of CBCom authorizing the execution of this Agreement and the consummation of the merger;

        (v)  The CBCom Financial Statements;

        (vi) Secretary's certificate of incumbency of the officers and directors of CBCom; and

        (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       21. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

       22.     ARBITRATION.

        22.1 SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

        22.2 CONSENT TO JURISDICTION, SITUS AND JUDGEMENT. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration within the District of Columbia. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

        22.3 APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the District of Columbia, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

        22.4 DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

        22.5 RULES OF LAW. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

        22.6 FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

        22.7 MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

        22.8 COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

        22.9 INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

        22.10 SURVIVAL. The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

       23.     GENERAL PROVISIONS.

        23.1 FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

        23.2 WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

        23.3 BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

        23.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

       If to Abbacy, to:

       Abbacy Corporation
       1504 R Street, N.W.
       Washington, D.C. 20009

       If to CBCom, to

       CBCom, Inc.
       15260 Ventura Boulevard
       Suite 1200
       Sherman Oaks, California 91403

       24. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

       25. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

       26. EXCHANGE AGENT AND CLOSING DATE. The Exchange Agent shall be Cassidy & Associates. Closing shall take place as soon as
practicable.   The date of Closing may be accelerated or extended by
agreement of the  parties.

       28. EFFECTIVE DATE. This effective date of this Agreement shall be October 8, 1999.


            SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
                    BETWEEN ABBACY CORPORATION AND
                             CBCOM, INC.


       IN WITNESS WHEREOF, the parties have executed this Agreement.


                       ABBACY CORPORATION



                       By


                       CBCOM, INC.



                       By